HRG Group, Inc. Reports Fourth Quarter Results Achieves Full Year Consolidated Revenue Growth of 10.7% Over 2015
NEW YORK - November 22, 2016 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a holding company that conducts its operations principally through its operating subsidiaries, today announced its consolidated results for the fourth quarter of Fiscal 2016 ended on September 30, 2016 (the “Fiscal 2016 Quarter”) as well as the results for the full fiscal year ended on September 30, 2016 (the "Fiscal 2016"). The results include HRG's two segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. ("Spectrum Brands"; NYSE: SPB) and its subsidiaries; and

•	Insurance, which consists of Front Street Re (Delaware) Ltd. and its subsidiaries (“Front Street”).

“In 2016, HRG achieved record levels of revenue, with double digit growth over the previous year, as well as our highest ever operating income, with a more than $580 million increase over Fiscal 2015, while also making substantial progress in simplifying our business and holding structure and continuing to work on FGL's transaction with Anbang” said Omar Asali, President and Chief Executive Officer of HRG.

“Through the continued strong management of its leading portfolio of consumer products and the ongoing execution of its value-driven strategy, Spectrum Brands reported its 7th consecutive year of record topline and profitability results, while also achieving a half a turn reduction in leverage," continued Asali. "In Fiscal 2017, we anticipate achieving an 8th consecutive year of record performance at Spectrum, including expected growth in reported net sales and adjusted free cash flow.

“During the fourth quarter, we made substantial progress in simplifying our business and holding structure through the disposition of our interests in Compass and CorAmerica, the wind down of operations at Energy & Infrastructure Capital, and the continued wind down at Salus, where the amount of the receivables outstanding in the loan portfolio has been reduced by approximately 85% over the course of the year as we have maximized our capital recovery and collections.

"Finally, Fidelity & Guaranty Life recently announced the extension of the outside date for the completion of its merger agreement with Anbang. We are continuing to work to secure the required regulatory approvals to complete the pending merger, and we remain committed to closing the transaction, subject to the conclusion of the regulatory process."

As previously disclosed, HRG has initiated a process to explore strategic alternatives with a view to maximizing shareholder value. HRG's Board will work with the Company's management and retain financial and legal advisors to assist in the process. Strategic alternatives may include, but are not limited to, a merger, sale or other business combination involving the Company or its assets.

The Company will host a conference call to discuss its fourth quarter and Fiscal 2016 results on Tuesday, November 22, 2016. Thereafter, in light of the strategic review process, the Company has elected to discontinue hosting quarterly conference calls.

Fiscal 2016 Consolidated Highlights:
Readers are encouraged to read the section entitled "Important Notes Regarding the Presentation of our Segments" at the end of this release for certain clarifying information regarding the presentation of the Company's results as compared to previously-reported periods.

•
HRG recorded total Revenues of $5.2 billion for Fiscal 2016, an increase of $505.7 million, or 10.7%, from the year ended September 30, 2015 ("Fiscal 2015"), driven primarily by higher Consumer Products revenues as well as higher investment gains in the Insurance segment, which more than offset the impact of lower Corporate and Other revenues associated with the previously-announced exit of a legacy business.

•
Consolidated Operating income of $628.0 million in Fiscal 2016 increased $582.2 million as compared to the $45.8 million in reported Operating income in Fiscal 2015, driven primarily by the impact of the increased revenues as well as a reduced impact in Fiscal 2016 from impairments and bad debt expense and lower selling, general and administrative expenses as compared to Fiscal 2015.

•
Net income from continuing operations attributable to common and participating preferred stockholders was $44.6 million, or $0.23 per common share attributable to controlling interest, as compared to a net loss attributable to common and participating preferred stockholders of $313.3 million, or $1.58 per common share attributable to controlling interest, in Fiscal 2015. The improvement was primarily due to the same factors that affected Operating income.

•
HRG ended Fiscal 2016 with corporate cash and investments of approximately $172.0 million, a decrease of $38.3 million from the comparable balance of $210.3 million held as of June 30, 2016 primarily due to the payment of interest on the Company's notes in July, partially offset by receipts of dividends from subsidiaries.

•
In Fiscal 2016, HRG received dividends of $63.5 million from its subsidiaries, comprising of $50.9 million from Spectrum Brands, $12.2 million from Fidelity & Guaranty Life ("FGL"; NYSE: FGL), which is reported as discontinued operations, and $0.4 million from a legacy business whose results are now reflected in the Corporate and Other segment.

Fourth Quarter Fiscal 2016 Consolidated Highlights:

•
HRG recorded total revenues of $1.31 billion for the Fiscal 2016 Quarter, an increase of $27.1 million, or 2.1%, as compared to the $1.28 billion recorded in the fourth quarter of fiscal 2015 (the "Fiscal 2015 Quarter"). The increase was due to Insurance's higher net investment gains in the current period, which more than offset lower Consumer Products revenues, which declined primarily due to the impacts of unfavorable foreign exchange and four fewer shipping days in the current period as compared to the Fiscal 2015 Quarter. Revenue on a currency-consistent basis, excluding the negative impact of $17.0 million of unfavorable foreign exchange, increased 3.4%.

•
Consolidated operating income of $155.1 million in the Fiscal 2016 Quarter increased $113.1 million as compared to the $42.0 million of operating income reported in the Fiscal 2015 Quarter. The increase was primarily due to improved margins in the Consumer Products segment.

•
Results reflect an $8.3 million increase in interest expense relative to the Fiscal 2015 Quarter, primarily due to refinancing activities at Spectrum Brands, including a non-cash write-off of debt issuance costs.

•
HRG recorded a tax expense of $56.5 million, or a 120.5% effective tax rate, in the Fiscal 2016 Quarter as compared to a $16.4 million tax expense, or a (20.9)% effective tax rate, in the Fiscal 2015 Quarter. The increase in the tax expense in the current quarter was principally due to a change in the Company's expectation with respect to the timing of the completion of the FGL merger transaction (as described below in the "Important Notes" section), which resulted in the reversal of tax benefits previously recognized in the first nine months of Fiscal 2016.

•
Net loss from continuing operations attributable to common stockholders was $47.1 million, or $0.24 per common share attributable to controlling interest during the Fiscal 2016 Quarter, as compared to a net loss from continuing operations attributable to common stockholders of $105.2 million, or $0.53 per common share attributable to controlling interest during the Fiscal 2015 Quarter. The reduction in loss was primarily due to the higher operating income.

•
During the Fiscal 2016 Quarter, the Company recorded $45.8 million of income from discontinued operations. Over the course of Fiscal 2016, the Company recorded a $224.3 million loss from discontinued operations, driven primarily by a write-down of the asset held for sale to its fair value less cost to sell, in accordance with US GAAP.

Important Notes Regarding the Presentation of our Segments:
On November 8, 2015, FGL and Anbang Insurance Group Co., Ltd. and certain of its subsidiaries ("Anbang") entered into a definitive merger agreement pursuant to which Anbang, subject to satisfaction of applicable closing conditions, will acquire FGL for $26.80 per share in cash. On November 3, 2016, subsequent to the end of Fiscal 2016, FGL and Anbang amended the merger agreement to extend the outside termination date for the completion of the FGL merger to February 8, 2017. The Company owns 47 million shares in FGL, representing an approximately 80.4% interest as of September 30, 2016. As a result of this agreement, the Company's investment in FGL has been classified as held for sale on the balance sheet and FGL's operations have been classified as discontinued operations. Results for all periods have been reclassified accordingly. FGL's results were previously reflected in the Insurance segment; however, all segment information has been adjusted to exclude FGL's results from this segment. Accordingly, the commentary for the Insurance segment in this release does not reflect the performance of FGL in either the current or prior years and quarters.

On August 23, 2016, HGI Energy Holdings, LLC ("HGI Energy"), a wholly-owned subsidiary of the Company, completed the sale of its equity interests in Compass Production Partners and its subsidiaries ("Compass") to a third party. Following the completion of the sale, the Company no longer owns, directly or indirectly, any oil and gas properties. Accordingly, the results of Compass are presented as discontinued operations, and the operations of HGI Energy are included in the Corporate and Other segment.

The operations of Salus Capital Partners, LLC ("Salus"), Energy & Infrastructure Capital, LLC ("EIC") and CorAmerica Capital, LLC ("CorAmerica"), each an asset manager subsidiary of the Company, were historically presented in the Asset Management segment. During the fourth quarter of Fiscal 2016, the Company sold all of its interest in CorAmerica to a third party. In addition, the Company has been winding down the operations of Salus, and during the Fiscal 2016 Quarter, completed the wind down of EIC's operations. Due to the diminished operations of these businesses, the Company is presenting the operations of Salus, EIC and CorAmerica within the Corporate and Other segment. All historical results have been restated to reflect this change.

Additional Items:
Compass Sale
As described above, during the Fiscal 2016 Quarter, HGI Energy sold its equity interest in Compass to a third party. The cash proceeds received by HGI Energy, net of the balance of Compass' credit facility outstanding at the time of the close, were $19.8 million. The historical results of Compass have been reflected in discontinued operations and the Company recognized a $53.6 million gain on the disposal in the Fiscal 2016 Quarter, which is also reflected in discontinued operations.
Discontinued Operations
During the Fiscal 2016 Quarter, the Company recorded net $45.8 million in income from discontinued operations, driven primarily by the gain on the Compass sale. In Fiscal 2016, the Company recorded a $224.3 million loss from discontinued operations, driven primarily by the previously-reported write-down of the asset held for sale (specifically, FGL) to its fair value less cost to sell, in accordance with US GAAP.

Detail on Fiscal 2016 Quarter and Fiscal 2016 Segment Results:
Consumer Products:
Note: Organic net sales, as described below, is a non-U.S. GAAP measure defined as net sales excluding the effect of changes in foreign currency exchange rates and impact from acquisitions. Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, certain purchase accounting fair value adjustments, restructuring and related charges, acquisition and integration related charges, depreciation and amortization expenses and stock-based compensation. See "Non-U.S. GAAP Measures" and the reconciliation of Reported Net Sales to Organic Net Sales and Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported consolidated net sales of $1,249.7 million for the Fiscal 2016 Quarter, a decrease of $58.4 million, or 4.5%, as compared to the $1,308.1 million reported in the Fiscal 2015 Quarter. Excluding the impact of $17.0 million in unfavorable foreign exchange, sales decreased $41.4 million, or 3.2%, as compared to the Fiscal

2015 Quarter, primarily due to the impact of four fewer shipping days as compared to the Fiscal 2015 Quarter as well as the exit of unprofitable businesses.
In Fiscal 2016, net sales of $5,039.7 million increased $349.3 million, or 7.4%, as compared to the $4,690.4 million reported in Fiscal 2015. The increase was primarily due to the impact of acquisitions completed in Fiscal 2015, as well as organic growth, which more than offset the impact of $126.2 million in unfavorable foreign exchange. Excluding the impacts of both foreign exchange and $351.8 million in revenue from businesses acquired in Fiscal 2015, Consumer Products revenues increased $123.7 million, or 2.6%, over Fiscal 2015, with higher currency-consistent, organic sales in all product categories as compared to Fiscal 2015 except small appliances.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, increased $18.2 million, or 3.9%, to $485.7 million in the Fiscal 2016 Quarter, and increased $249.5 million, or 14.9%, to $1,919.9 million in Fiscal 2016. The increase in both periods was driven by an ongoing shift toward higher margin products. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, was 38.9% in the Fiscal 2016 Quarter, an increase of 320 basis points over the Fiscal 2015 Quarter due to favorable product mix and improved productivity. In Fiscal 2016, gross profit margin was 38.1%, an increase of 250 basis points over Fiscal 2015 due to improved product mix and the impact of the acquisition in global auto care.
Operating income increased $24.1 million, or 17.9%, to $158.5 million in the Fiscal 2016 Quarter, as compared to the $134.4 million reported in the Fiscal 2015 Quarter, and increased $182.2 million, or 38.4%, to $656.3 million in Fiscal 2016, as compared to the $474.1 million reported in Fiscal 2015. The increase in both periods is primarily due to the higher overall gross profit margins.
Consumer Products adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) was $236.9 million for the Fiscal 2016 Quarter, an increase of 3.3% as compared to the $229.4 million reported for the Fiscal 2015 Quarter, and $952.8 million in Fiscal 2016, an increase of 19.0% as compared to the $800.6 million reported in Fiscal 2015. The increase in both periods was primarily due to the higher overall profitability. The Adjusted EBITDA- Consumer Products margin of 18.9% in Fiscal 2016 reflected the sixth consecutive year of improvement and increased 180 basis points over Fiscal 2015 primarily due to improved mix, the impact of the acquisition in global auto care and operating expense efficiencies.
After the close of the Fiscal 2016 Quarter, on November 14, 2016, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.38 per share on Spectrum Brands’ common stock. This is a 15.2% increase in the quarterly dividend declared as compared to the $0.33 quarterly dividend paid per share in connection with the comparable period in Fiscal 2015. Over the past three years, the quarterly dividend Spectrum Brands has paid to its common stockholders has increased 52%.
Insurance:
Insurance segment revenues of $57.8 million and $150.4 million in the Fiscal 2016 Quarter and in Fiscal 2016, respectively, increased $82.3 million and $249.2 million, respectively, from the $24.5 million loss and $98.8 million loss recorded in the Fiscal 2015 Quarter and Fiscal 2015, respectively. The increase in both periods was primarily due to an increase in the fair value of the underlying securities included in the funds withheld receivables, while the Fiscal 2016 results further benefited from a lesser impact in the current period from credit impairment losses. The increase in fair value was driven by decreasing risk-free interest rates and tightening credit spreads during the periods, which resulted in higher valuations of the fixed maturity securities in Front Street's funds withheld receivables.
The operating loss of $14.2 million for the Fiscal 2016 Quarter reflected a decrease of $24.8 million from the operating income of $10.6 million reported for the Fiscal 2015 Quarter as benefits and other policy changes reserves increased as compared to the Fiscal 2015 Quarter, primarily due to a decrease in the insurance liability discount rate. For Fiscal 2016, the operating loss of $12.4 million reflected an improvement of $56.3 million from the operating loss of $68.7 million reported for Fiscal 2015, as benefits and other policy changes reserves decreased as compared to Fiscal 2015, primarily due to an increase in the insurance liability discount rate.

Conference Call
HRG Group, Inc. will host a live conference call to discuss its results on Tuesday, November 22, 2016 at 4:30 p.m. Eastern Standard Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 17519049. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HRG Website, www.HRGgroup.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight November 25, 2016 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 17519049. A replay will also be available on the Company's website.
Additional Information
For more information on HRG's Consumer Products segment, including information in addition to that included in our reports and public announcements, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' most recent earnings announcement, which may be accessed at www.spectrumbrands.com.

For more information on FGL, which is reported herein as discontinued operations, including information in addition to that included in our reports and public announcements, interested parties should read FGL's announcements and public filings with the Securities and Exchange Commission, including FGL's most recent earnings announcement, which may be accessed at www.fglife.com.
About HRG Group, Inc.
HRG Group, Inc. is a holding company that conducts its operations through its operating subsidiaries. As of September 30, 2016, the Company's principal operating subsidiaries were: Spectrum Brands, a global branded consumer products company; Fidelity & Guaranty Life, a life insurance and annuity products company; and Front Street, a long-term reinsurance company. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the Company's review of strategic alternatives and FGL's merger with Anbang, and any expected or anticipated benefits from the Company's strategic review process and/or FGL's merger with Anbang. Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG's management and the management of HRG's subsidiaries. Factors that could cause actual results, events and developments to differ include, without limitation: that the review of strategic alternatives at HRG will result in a transaction, or if a transaction is undertaken, as to its terms or timing; the ability of HRG's subsidiaries to close previously announced transactions, including statements regarding the closing of FGL's merger with Anbang Insurance Group; the ability of HRG's subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; the decision of the boards of HRG's subsidiaries to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG's liquidity, which may be impacted by a variety of factors, including the capital needs of HRG's subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG's and its subsidiaries' ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction's expected benefits and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management's plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption "Risk Factors" in HRG's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.
Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure used in our Consumer Products segment and one of the measures used for determining Spectrum Brands’ debt covenant compliance. We believe that certain financial measures that are not prescribed by generally accepted accounting principles (“GAAP”) provides useful information to investors because it reflects ongoing operating performance and trends, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies.
EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other adjustments. During Fiscal 2016, other adjustments consisted of costs associated with the onboarding of a key executive and the involuntary transfer of inventory. During Fiscal 2015, other adjustments consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive, plus the Company recognized a non-recurring adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results. EBITDA and Adjusted EBITDA are measures that are not prescribed by U.S. GAAP. EBITDA and Adjusted EBITDA exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

For further information contact:

HRG Group, Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,
	2016	2015
ASSETS
Cash and cash equivalents	$497.3	$661.2
Funds withheld receivables	1,650.4	1,710.1
Receivables, net	556.3	613.9
Inventories, net	740.6	780.8
Deferred tax assets	42.6	56.7
Property, plant and equipment, net	543.4	509.5
Goodwill	2,478.4	2,487.4
Intangibles, net	2,372.5	2,480.3
Other assets	172.6	412.0
Assets of business held for sale	26,738.7	24,976.5
Assets of discontinued operations	—	343.1
Total assets	$35,792.8	$35,031.5

LIABILITIES AND EQUITY
Insurance reserves	$1,751.3	$1,856.0
Debt	5,430.9	5,984.6
Accounts payable and other current liabilities	989.8	1,062.0
Employee benefit obligations	125.4	92.9
Deferred tax liabilities	546.0	574.5
Other liabilities	32.0	56.3
Liabilities of business held for sale	25,100.2	23,418.5
Liabilities of discontinued operations	—	398.6
Total liabilities	33,975.6	33,443.4

Commitments and contingencies

HRG Group, Inc. shareholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,447.1	1,458.5
Accumulated deficit	(1,031.9)	(833.1)
Accumulated other comprehensive income (loss)	220.9	(40.7)
Total HRG Group, Inc. shareholders' equity	638.1	586.7
Noncontrolling interest	1,179.1	1,001.4
Total shareholders' equity	1,817.2	1,588.1
Total liabilities and equity	$35,792.8	$35,031.5

HRG GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Fiscal Quarter		Fiscal
	2016	2015	2016	2015
	(Unaudited)
Revenues:
Net consumer and other product sales	$1,249.7	$1,308.1	$5,039.7	$4,733.1
Net investment income	14.9	19.2	67.0	84.3
Net investment gains (losses)	42.5	(47.0)	101.1	(114.0)
Insurance and investment product fees and other	1.5	1.2	7.6	6.3
Total revenues	1,308.6	1,281.5	5,215.4	4,709.7
Operating costs and expenses:
Cost of consumer products and other goods sold	764.0	840.6	3,119.8	3,050.9
Oil and natural gas direct operating costs	—	—	—	—
Benefits and other changes in policy reserves	35.9	38.6	103.0	70.6
Selling, acquisition, operating and general expenses	316.4	320.9	1,243.6	1,301.3
Impairments and bad debt expense	13.8	15.6	27.1	153.3
Amortization of intangibles	23.4	23.8	93.9	87.8
Total operating costs and expenses	1,153.5	1,239.5	4,587.4	4,663.9
Operating income	155.1	42.0	628.0	45.8
Interest expense	(110.6)	(102.3)	(397.1)	(401.6)
Gain on deconsolidation of subsidiary	—	—	—	38.5
Other income (expense), net	2.4	(18.3)	1.0	10.2
Income (loss) from continuing operations before income taxes	46.9	(78.6)	231.9	(307.1)
Income tax expense (benefit)	56.5	16.4	41.5	(16.2)
Net income (loss) from continuing operations	(9.6)	(95.0)	190.4	(290.9)
(Loss) income from discontinued operations, net of tax	45.8	(32.1)	(224.3)	(221.5)
Net (loss) income	36.2	(127.1)	(33.9)	(512.4)
Less: Net income attributable to noncontrolling interest	43.5	16.0	164.9	44.4
Net loss attributable to controlling interest	$(7.3)	$(143.1)	$(198.8)	$(556.8)

Amounts attributable to controlling interest:
Net income (loss) from continuing operations	$(47.1)	$(105.2)	$44.6	$(313.3)
Net (loss) income from discontinued operations	39.8	(37.9)	(243.4)	(243.5)
Net loss attributable to controlling interest	$(7.3)	$(143.1)	$(198.8)	$(556.8)

Net loss per common share attributable to controlling interest:
Basic income (loss) from continuing operations	$(0.24)	$(0.53)	$0.23	$(1.58)
Basic (loss) income from discontinued operations	0.20	(0.20)	(1.23)	(1.23)
Basic	$(0.04)	$(0.73)	$(1.00)	$(2.81)

Diluted income (loss) from continuing operations	$(0.24)	$(0.53)	$0.22	$(1.58)
Diluted (loss) income from discontinued operations	0.20	(0.20)	(1.21)	(1.23)
Diluted	$(0.04)	$(0.73)	$(0.99)	$(2.81)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter		Fiscal
	2016	2015	2016	2015
	(Unaudited)
Revenues:
Consumer Products	$1,249.7	$1,308.1	$5,039.7	$4,690.4
Insurance	57.8	(24.5)	150.4	(98.8)
Intersegment elimination	1.0	(2.4)	16.4	54.7
Consolidated segment revenues	1,308.5	1,281.2	5,206.5	4,646.3
Corporate and Other	0.1	0.3	8.9	63.4
Total revenues	$1,308.6	$1,281.5	$5,215.4	$4,709.7

Operating income (loss):
Consumer Products	$158.5	$134.4	$656.3	$474.1
Insurance	(14.2)	10.6	(12.4)	(68.7)
Intersegment elimination	35.0	(78.4)	68.1	(62.9)
Total segment operating income	179.3	66.6	712.0	342.5
Corporate and Other and eliminations	(24.2)	(24.6)	(84.0)	(296.7)
Consolidated operating income	155.1	42.0	628.0	45.8
Interest expense	(110.6)	(102.3)	(397.1)	(401.6)
Gain on deconsolidation of subsidiary	—	—	—	38.5
Other income (expense), net	2.4	(18.3)	1.0	10.2
Income (loss) from continuing operations before income taxes	$46.9	$(78.6)	$231.9	$(307.1)

HRG GROUP, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ORGANIC NET SALES RECONCILIATIONS
(In millions)
Adjusted EBITDA — Consumer Products
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net income:	2016	2015	2016	2015
Reported net income - Consumer Products segment	$89.1	$26.6	$357.7	$149.4
Interest expense	74.2	65.4	250.0	271.9
Income tax expense (benefit)	(6.9)	39.1	40.0	43.9
Depreciation of properties	22.9	23.5	89.1	82.2
Amortization of intangibles	23.4	23.8	93.9	87.8
EBITDA - Consumer Products segment	202.7	178.4	830.7	635.2
Stock-based compensation	17.0	11.3	64.4	47.6
Acquisition and integration related charges	5.5	14.6	36.7	58.8
Restructuring and related charges	7.0	6.4	15.2	28.7
Write-Off from impairment of intangible assets	4.7	—	4.7	—
Purchase accounting inventory adjustment	—	14.0	—	21.7
Venezuela devaluation	—	2.5	—	2.5
Other	—	2.2	1.1	6.1
Adjusted EBITDA - Consumer Products segment	$236.9	$229.4	$952.8	$800.6
Organic Net Sales — Consumer Products
The tables below represent a reconciliation of reported net sales to organic net sales, by product line for the Fiscal 2016 Quarter and Fiscal 2016, compared to net sales for the Fiscal 2015 Quarter and Fiscal 2015, respectively (unaudited):

Three month ended September 30, 2016	Net Sales	Effect of changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2015	$ Variance	% Variance
Hardware and home improvement products	$328.1	$1.3	$329.4	$—	$329.4	$331.4	$(2.0)	(0.6)%
Home and garden control products	94.3	0.1	94.4	—	94.4	108.3	(13.9)	(12.8)%
Global pet supplies	206.7	2.5	209.2	—	209.2	219.4	(10.2)	(4.6)%
Consumer batteries	222.7	1.8	224.5	—	224.5	229.2	(4.7)	(2.1)%
Global auto care	100.6	0.4	101.0	—	101.0	96.1	4.9	5.1%
Small appliances	176.7	7.9	184.6	—	184.6	197.9	(13.3)	(6.7)%
Personal care products	120.6	3.0	123.6	—	123.6	125.8	(2.2)	(1.7)%
Total	$1,249.7	$17.0	$1,266.7	$—	$1,266.7	$1,308.1	$(41.4)	(3.2)%

Year Ended September 30, 2016	Net Sales	Effect of changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2015	$ Variance	% Variance
Hardware and home improvement products	$1,241.0	$14.7	$1,255.7	$—	$1,255.7	$1,205.5	$50.2	4.2%
Home and garden control products	509.0	0.1	509.1	—	509.1	474.0	35.1	7.4%
Global pet supplies	825.7	8.2	833.9	(74.5)	759.4	758.2	1.2	0.2%
Consumer batteries	840.7	40.0	880.7	—	880.7	829.5	51.2	6.2%
Global auto care	453.7	0.7	454.4	(277.3)	177.1	160.5	16.6	10.3%
Small appliances	656.0	35.1	691.1	—	691.1	734.6	(43.5)	(5.9)%
Personal care products	513.6	27.4	541.0	—	541.0	528.1	12.9	2.4%
Total	$5,039.7	$126.2	$5,165.9	$(351.8)	$4,814.1	$4,690.4	$123.7	2.6%